Exhibit 99.1

Contacts:

Richard D. Katz, M.D.	Stephanie Marks
EVP, Finance and Corporate Development;	Lazar Partners, Ltd.
Chief Financial Officer
Icagen, Inc.

(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN PRESENTS RESULTS OF PHASE I PROGRAM OF ICA-105665

RESEARCH TRIANGLE PARK, N.C. (April 17, 2009) – Icagen, Inc. (NASDAQ: ICGN) today presented results of the Company’s Phase I program for ICA-105665, the Company’s lead drug candidate for the treatment of epilepsy and neuropathic pain, at the Antiepileptic Drug Trials X Conference in Coral Gables, Florida.

As the initial study in the Phase I program, a single ascending dose trial of ICA-105665 was conducted in healthy volunteers. Nine cohorts of healthy volunteers, each consisting of six subjects receiving study medication and three subjects receiving placebo, were studied at doses ranging from 30mg to 400mg administered orally. Following this study, the Company then conducted a multiple ascending dose clinical trial of ICA-105665. Three cohorts of healthy volunteers, each consisting of six subjects receiving study medication and two subjects receiving placebo, were studied at doses of 50mg, 100mg and 200mg administered orally twice daily for a period of seven days. Following completion of the three cohorts of healthy volunteers, the multiple ascending dose study was expanded to include patients with epilepsy. Two cohorts, comprised of a total of fourteen patients, were studied at doses of 100mg or 200mg administered orally twice daily for a period of seven days. All epilepsy patients were also concurrently receiving one anti-epileptic drug.

In both studies, plasma concentrations in excess of predicted efficacious concentrations were achieved. The compound was well tolerated at all dose levels, and a maximum tolerated dose was not identified. There were no serious adverse events, no dose limiting toxicities, and no dropouts. There were also no clinically significant changes in laboratory values and no effects on any electrocardiogram parameters, including the QT interval. Adverse events related to the central nervous system were mild and consistent with those of other anti-epileptic drugs.

In both studies, pharmacokinetics were linear, dose proportional, and consistent with the potential for twice daily dosing. Over a seven day period, ICA-105665 did not appear to have any effect on the plasma concentrations of other anti-epileptic drugs. Other anti-epileptic drugs that are not hepatic enzyme inducing did not affect plasma concentrations of ICA-105665. Enzyme inducing anti-epileptic drugs decreased the exposure levels of ICA-105665.

As previously reported, ICA-105665 was recently placed on partial clinical hold for epilepsy due to findings in certain high dose preclinical studies. The Company is in the process of conducting additional preclinical studies to address the issues raised by the FDA. Proof-of-concept studies for both epilepsy and pain are in the planning stages.

Seth V. Hetherington, SVP Clinical and Regulatory Affairs, noted “We are pleased with the results of this Phase I program. ICA-105665 was well tolerated by both healthy volunteers and patients with epilepsy at a wide range of doses from 30 to 400mg total dose each day. We look forward to studying this selective KCNQ opener in future clinical studies.”

About Epilepsy and Neuropathic Pain

Epilepsy is a disorder characterized by episodic abnormal electrical activity in the brain resulting in seizures, which are characterized by involuntary changes in body movement or function, sensation, awareness, or behavior. There are many causes of epilepsy, including a history of central nervous system trauma, tumor, bleeding, certain metabolic conditions and certain genetic conditions. Approximately 2.5 million Americans are affected by epilepsy.

Neuropathic pain is a particularly severe form of chronic pain that results from damage to the peripheral nervous system, which can result in neurons that are highly sensitized and that can produce pain in response to stimuli that would normally not be perceived as painful. The most common causes of neuropathic pain include diabetes and shingles. Neuropathic pain is often severe and difficult to manage with standard pain treatments.

About ICA-105665

ICA-105665 is a selective opener of certain subtypes of KCNQ potassium channels. KCNQ channels have been validated by both genetic and physiologic evidence as playing an important role in certain conditions characterized by abnormal neuroexcitability, such as seizures, and potentially also chronic pain disorders, such as neuropathic pain. In preclinical testing, ICA-105665 has demonstrated a broad spectrum of activity in seizure models, including models of treatment-resistant seizures, as well as efficacy in certain models of chronic pain.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 16, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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